EXHIBIT 3.1

CERTIFICATE OF FORMATION

OF

HUGHES NETWORK SYSTEMS, LLC

1. The name of the limited liability company is HUGHES NETWORK SYSTEMS, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of HUGHES NETWORK SYSTEMS, LLC this 10th day of November, 2004.

/s/ Kathy P. Spicer
Kathy P. Spicer, Authorized Signatory